FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT AND
                    JOINT ESCROW INSTRUCTIONS

     THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS ("Amendment") is made and entered into and is effective as of the 26th day of November, 1997 (the "Effective Date"), by and between THE MUTUAL LIFE INSURANCE COMPANY OF NEW YORK, a New York mutual life insurance company ("Seller"), and ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited Partnership ("Buyer").

                            RECITALS

     A. Seller and Buyer entered into that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated as of November 12,
1997 ("Original Purchase Agreement") pursuant to which Seller agreed to sell and Buyer agreed to purchase that certain property as defined in subsections (a) through (g) of the Original
Purchase agreement (collectively referred to herein as the "Property"). All terms with initial capitalization used and not otherwise defined herein shall have the meanings set forth in the Original Purchase Agreement.

     B. Seller and Buyer now desire to amend the Original Purchase Agreement to extend the Investigation Period, and to provide a mechanism for adjustment of the Purchase Price, to the extent
(and only to the extent) described below, as a result of certain HVAC deficiencies as disclosed in the report of Paul Antieri obtained by Buyer with respect to the Glendale Property in connection with Buyer's due diligence (the "HVAC conditions"), and to clarify certain other matters relating to the sale, as further set forth below.

                            AGREEMENT

          NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING
RECITALS, the mutual covenants set forth in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

1. Definitions. From and after the date hereof, all references to the "Agreement" in the Original Purchase Agreement shall mean the Original Purchase Agreement, as amended hereby.

2. Purchase Agreement. The following amendments are made to the Original Purchase Agreement:

     a. Investigation Period. The Investigation Period shall expire as of noon PST, on Wednesday, November 26, 1997.

     b. Additional Deposits; Negotiation Period. The Additional Deposit shall be required to be made and delivered to Seller or Buyer (together with the Initial Deposit), and Escrow shall be canceled, as follows:

          1. On or before the expiration of the Investigation Period (as amended pursuant to Section 2.a above), Buyer shall either cancel
Escrow, or cause to be wired into Escrow (subject to later confirmation of receipt by Escrow Agent) the Additional Deposit
(of $500,000.00), in immediately available funds, to be held in Escrow with the Initial Deposit, pending cancellation of Escrow on or before the expiration of the Negotiation Period (as defined below), or release of the Deposit to Seller upon expiration of the Negotiation Period without cancellation of Escrow, in each case as described (and to the extent permitted) below. If Buyer shall timely deliver the Additional Deposit, then Buyer's right to make any further objections relating to the status or condition of the Property shall be waived, and Escrow shall remain open; provided, however, that Buyer and Seller shall, during the Negotiation Period (as defined below), negotiate in good faith to determine (as described below) the appropriate decrease in the Purchase Price, to be provided as a result of the HVAC Conditions. In furtherance thereof, Seller and Buyer acknowledge and agree (i) that a decrease in the Purchase Price
(up to, but not to exceed the amount of the Maximum Adjustment, as defined below, and with the exact amount determined as described below), is appropriate as a result of the HVAC
Conditions, (ii) to jointly inspect such system and (iii) to negotiate in good faith, during the Negotiation Period, to reach agreement as to an adjustment in the Purchase Price which Buyer and Seller in good faith determine, based upon such inspection, to be sufficient to remedy the reported HVAC Conditions;
provided, however that (A) in no event shall such adjustment to the Purchase Price exceed One Hundred Fifty Thousand Dollars
($150,000.00)(the "Maximum Adjustment"), and (B) Buyer shall be required to proceed to close Escrow notwithstanding that the amount required to remedy the HVAC Conditions is, or is agreed by Buyer and Seller to be, greater than the Maximum Adjustment amount, so long as the Purchase Price is decreased by One Hundred
Fifty Thousand Dollars ($150,000.00). In all events, Buyer shall be solely responsible for any costs related to the HVAC
Conditions in excess of the agreed adjustment to the Purchase
Price. As used herein, the "Negotiation Period" shall be the period commencing on the expiration of the Investigation Period and ending on the earlier of (A) the date of agreement by Buyer and Seller as to the appropriate adjustment in the Purchase
Price, and (B) 5:00 P.M. on Wednesday, December 3, 1997 (the
"Expiration Date").

          2. If Buyer fails to timely make the Additional Deposit in accordance with section 2.b.1 above, or if Buyer and Seller are unable, prior to the Expiration Date and pursuant to the provisions of Section 2.b.1 above, to agree on a Purchase Price adjustment for the HVAC Conditions (with such agreement to be evidenced by joint Notice to Escrow Agent of the amount of such agreed-upon Purchase Price adjustment, which Notice shall be irrevocable upon delivery), then Escrow shall be deemed canceled, and Buyer's Initial Deposit and Additional Deposit, not only of fifty percent (50%) of Escrow and title fees, shall be immediately refunded by Escrow Agent to Buyer without further
Notice or instruction from Buyer or Seller, and notwithstanding any contrary or inconsistent instruction from Seller; provided, however, that no such cancellation shall occur in any event if Seller provides Notice to Escrow Agent that it has agreed to the Maximum Adjustment in the Purchase Price as a result of the HVAC Conditions.

          3. Unless Escrow is canceled pursuant to section 2.b.2 above, Escrow Agent is hereby irrevocably instructed to release the Deposit to Seller in immediately available funds within one (1) day after the expiration of the Negotiation Period.

4. Title and Survey Exceptions: Closing Date. The extension of the Investigation Period as described above, and Seller's agreement to allow a Negotiation Period, shall not extend the period for Buyer's objection to title matters or survey matters, which time period Buyer acknowledges has expired, or the Outside Closing Date.

5. Miscellaneous. Except to the extent the Original Purchase Agreement is amended hereby, all other terms and provisions of the Original Purchase Agreement shall remain in full force and effect. No amendments hereto shall be enforceable except if in writing and executed by each of the parties. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

"SELLER"                                  "BUYER"

THE MUTUAL LIFE INSURANCE                 ARDEN REALTY LIMITED PARTNERSHIP,
COMPANY OF NEW YORK,                      a Maryland limited partnership
a New York mutual life insurance company

By:                                       By: /s/ Richard S. Ziman

Its:                                      Its: Chief Executive Officer

"ESCROW AGENTs" The undersigned acknowledges receipt of this Amendment and agrees to act in accordance with all applicable provisions contained herein.

FIRST AMERICAN TITLE INSURANCE COMPANY,
a California corporation

By:
Its

Date: